SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 14, 2007
LEAP WIRELESS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29752	33-0811062

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10307 Pacific Center Court
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 882-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (a) On November 14, 2007, Leap Wireless International, Inc. (the “Company”) received, as expected, a letter from The NASDAQ Stock Market, indicating that the Company was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) since it has not yet filed its 2007 third quarter Form 10-Q with the Securities and Exchange Commission (the “SEC”).
     The Company has not yet filed its Form 10-Q for the third quarter of 2007 due to certain errors which will require the Company to restate its financial statements for fiscal years 2004, 2005 and 2006 and for the first and second quarters of 2007. The Company is finalizing its third quarter 2007 financial and operational results and working with its independent registered public accounting firm to review and audit the results and restated financial information. The Company currently expects to finalize its third quarter financial statements and file its Form 10-Q on or before December 14, 2007. Upon the Company’s filing of its Form 10-Q for the third quarter of 2007, the Company will again become compliant with NASDAQ Marketplace Rule 4310(c)(14).
     As a result of its current non-compliance in filing its Form 10-Q, Leap has been notified that its common stock is subject to delisting in accordance with standard NASDAQ procedures. The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel to review the determination, which will automatically stay any suspension of trading on The NASDAQ Stock Market in the Company’s stock pending a decision by the panel, and the Company’s stock will remain listed during this time period. Hearings before a Listing Qualifications Panel are typically held 30 to 45 days from a company’s request, and the panel generally issues a written decision approximately 30 days after the hearing, although the Company could receive a written decision sooner.
     The Company issued a press release on November 16, 2007 announcing its receipt of the letter from NASDAQ and confirming the recent filing of a shareholder derivative complaint. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 16, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: November 20, 2007	By:	/s/ Robert J. Irving, Jr.

	Name:	Robert J. Irving, Jr.
	Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 16, 2007.